FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

August 25, 2010

Item 3.	News Release

The date of the material change report issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change report disclosed in this report is August 25, 2010.  The material change report was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer clarifies trading of their own shares and those of Corvus Gold Inc. from August 26-27, 2010.

Item 5.	Full Description of Material Change

The Issuer clarifies trading of the common shares of both the Issuer and Corvus Gold Inc. (“Corvus”) for the period of August 26-27, 2010.

For Shareholders trading on the TSX

It is anticipated that the Issuer and Corvus will not trade on the TSX as two separate companies until August 30, 2010.  In order to receive Corvus shares, an investor must execute a trade to purchase the Issuer common shares on the TSX before Corvus and the Issuer trade as separate companies (currently expected to be August 30, 2010).  Specifically, the Issuer common shares will trade on the TSX as existing ITH common shares (“Existing ITH Shares” – CUSIP 46051L104) with an entitlement to Corvus shares from the opening of trading on August 26, 2010 through to at least the closing of trading on August 27, 2010, despite the fact that the effective time for the implementation of the Plan of Arrangement between the Issuer and Corvus will be 12:01 am (Vancouver time) on Thursday, August 26, 2010 (“Effective Time”).  During this period of time, the price of Existing ITH Shares on the TSX will likely reflect the price of the existing Issuer as if the Plan of Arrangement was not yet effective.  If you sell your Existing ITH Shares on the TSX in this period you will be selling your entitlement to Corvus shares under the Plan of Arrangement.  After the time that the Issuer and Corvus trade as two separate companies (currently anticipated to be the opening on August 30, 2010, ITH common shares will trade on the TSX as new ITH common shares (“New ITH Shares”) and will no longer represent a right to receive Corvus shares under the Plan of Arrangement.

For Shareholders trading on the NYSE Amex

The Issuer will trade on the NYSE Amex as a separate “Post Effective Time” company beginning at the opening on August 26, 2010.  In order to receive Corvus shares, an investor must execute a trade to purchase ITH common shares on the NYSE Amex before August 26, 2010.  Specifically, ITH common shares will trade on the NYSE Amex as Existing ITH Shares with an entitlement to Corvus shares until the close of trading on August 25, 2010.  After the Effective Time, beginning with the opening of trading on August 26, 2010, ITH common shares will trade on the NYSE Amex as New ITH Shares and will no longer represent a right to Corvus shares under the Plan of Arrangement.

Note that this means the trading on the TSX and the NYSE Amex will not be in parity from August 26, 2010 until the time that ITH and Corvus trade as two separate companies on the TSX (currently anticipated to be the opening on August 30, 2010).

Please refer to the Issuer’s press release dated August 23, 2010 for more detailed information on the Plan of Arrangement, available on SEDAR at www.sedar.com.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the arrangement spin-out involving the Issuer and Corvus Gold Inc. and the listing of the common shares of Corvus on the TSX, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the failure of the Issuer and Corvus to satisfy the conditions precedent to the listing of the Corvus shares on the TSX.  Other risks and uncertainties are disclosed in the Issuer’s annual information form  filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

August 25, 2010